Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Enova International, Inc. of our report dated February 26, 2021 relating to the financial statements, which appears in Enova International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Chicago, IL
May 17, 2022